Exhibit 99.1

RF Acquisition Corp III Announces Pricing of $100 Million Initial Public Offering

Singapore – February 12, 2026 – RF Acquisition Corp III (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “RFAMU” beginning on February 13, 2026. Each unit consists of one ordinary share, par value $0.0001 per share, of the Company (“ordinary share”), and one right to receive one-tenth of one ordinary share upon the Company’s completion of an initial business combination (defined below), subject to adjustment. After the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “RFAM” and “RFAMR,” respectively. The offering is expected to close on February 17, 2026, subject to customary closing conditions.

RF Acquisition Corp III is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (an “initial business combination”). We have not selected any specific business combination target and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.

RF Acquisition Corp III is led by Tse Meng Ng, the Company’s Chief Executive Officer and Chairman of the board of directors, and Chee Soon Tham, the Company’s Chief Financial Officer and director. The Company’s independent directors include Ryan Lee Wen, Tuan Lee Low, and Yunn Chinn Shng.

EarlyBirdCapital, Inc., the representative of the underwriters, is acting as sole bookrunning manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used to complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Tse Meng Ng

Chairman and CEO

tsemeng.ng@ruifengwealth.com